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                                                                    Exhibit 99.1

     STAMPS.COM ANNOUNCES EXECUTIVE CHANGES

SANTA MONICA, Calif. - Monday, October 9, 2000 - Stamps.com(TM) (Nasdaq: STMP), the leading provider of Internet mailing and shipping services, today announced that Loren Smith, who served as president and chief operating officer during a critical period of growth for the company, has returned to his primary role as a director on the Stamps.com Board of Directors.

"When Loren agreed to take on the role of president and chief operating officer last October, Stamps.com was entering a crucial time of expansion and reorganization," said Stamps.com Chairman and CEO John Payne. "We are grateful for his contributions that have helped grow Stamps.com into the clear leader in its space, and we are pleased he will continue in his original role as a member of our Board."

Additionally, it was announced that Chief Financial Officer John LaValle and Comptroller Candelario Andalon are leaving the company to pursue other endeavors.

"As one of the first employees at Stamps.com, John LaValle contributed to the growth of our company," said Payne. "As chief financial officer, he played a role in the execution of transactions in 1999 that raised significant capital for the company and resulted in our acquisition of iShip.com. We wish him well with his future endeavors."

Stamps.com is solidly committed to building on its current success in the online mailing and shipping industry and delivering long-term customer value.

"We are well prepared to execute on our plans and strategies," said Payne. "We have a very strong and experienced leadership team of industry and technology veterans. People often seek assurances about the soundness of a company's financial and accounting procedures when key financial executives leave. There are no such issues in this situation. We remain very well positioned to continue the drive towards achieving our business objectives."

     About Stamps.com

Stamps.com(TM) provides the easiest, smartest way to mail or ship letters, packages or parcels anywhere, anytime. Stamps.com operates three business units focused on providing valuable e-services allowing small businesses, large corporations and e-commerce companies to control costs and efficiently manage their mailing, shipping and returns operations. Its business is anchored in key relationships with the U.S. Postal Service and UnitedParcel Service (UPS) and other carriers, including FedEx, Airborne Express, DHL and Yellow Freight. Stamps.com's subsidiary, EncrypTix Inc., leverages its highly secure, patented technologies enabling companies to provide value-bearing documents like tickets, coupons and certificates over the Internet to consumers. Stamps.com International will extend the company's reach into markets outside the U.S. Visit www.stamps.com for more information.
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"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: This release may contain forward-looking statements that involve risks and uncertainties. Important factors, which could cause actual results to differ materially from those in the forward-looking statements, are detailed in filings with the Securities and Exchange Commission made from time to time by Stamps.com, including its annual report on Form 10-K/A for the fiscal year ended June 30, 2000 and its quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2000. Stamps.com undertakes no obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Stamps.com, iShip, iReturn and the Stamps.com, iShip and iReturn logos are trademarks of Stamps.com Inc. All other brands and names are property of their respective owners.